Exhibit 10.3

HUBSPOT, INC.

AMENDED AND RESTATED CASH INCENTIVE BONUS PLAN

1.
Purpose. This Cash Incentive Bonus Plan (the “Incentive Plan”) is intended to provide an incentive for superior work and to motivate eligible employees of HubSpot, Inc. and its subsidiaries (together, the “Company”) toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified employees. The Incentive Plan is for the benefit of Covered Employees (as defined below). This Incentive Plan amends, restates and supersedes the Company’s Management Cash Incentive Bonus Plan last amended on January 27, 2025 (the “Prior Plan”). References to the Prior Plan in any outstanding agreements between a Covered Employee and the Company shall be deemed to refer to this Incentive Plan, as applicable.
2.
Covered Employees. From time to time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select certain employees at the Executive Vice President level or above (the “Key Management Employees”) to be eligible to receive bonuses hereunder, and the Chief Executive Officer, Chief Financial Officer, and Chief People Officer (the “Designated Officers”) may select certain other employees who are not at the Executive Vice President Level or above (the "Non-Key Management Employees”) to be eligible to receive bonuses hereunder (such selected Key Management Employees and selected Non-Key Management Employees, the “Covered Employees”); provided, however, that any employees selected to be eligible to receive bonuses hereunder who are “executive officers” as defined in 17 CFR 240.3b-7 shall be deemed “Key Management Employees” hereunder. Except as may otherwise be provided by an applicable agreement, participation in this Incentive Plan does not change the “at will” nature of a Covered Employee’s employment with the Company.
3.
Administration. The Compensation Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan and may delegate all or part of such discretion and authority to one or more directors, the Designated Officers and/or other officers of the Company, subject to compliance with applicable law and the Company’s governing documents. All decisions and interpretations of the Compensation Committee or its delegates, including the Designated Officers, as applicable, shall be final and binding on all persons, including the Company and the Covered Employees.
4.
Bonus Determinations.
(a)
Corporate Performance Goals. A Covered Employee may receive a bonus payment under the Incentive Plan based upon the attainment of one or more performance objectives that are established by the Compensation Committee and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Corporate Performance Goals”), including the following: cash flow (including, but not limited to, operating cash flow and free cash flow); revenue; corporate revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Company’s common stock; economic value-added; acquisitions or strategic transactions; operating income (loss); return on capital, assets, equity, or investment; stockholder returns; return on sales; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of the Company’s common stock; bookings, new bookings or renewals; sales or market shares; number of customers, number of new customers or customer references; operating income, net annual recurring revenue, and/or any other performance goal selected by the Compensation Committee, any of which may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) compared to another company or companies or to results of a peer group, (D) measured against the market as a whole and/or as compared to applicable market indices and/or (E) measured on a pre-tax or post-tax basis (if applicable). Further, any Corporate Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets. The Corporate Performance Goals may differ from Covered Employee to Covered Employee.
(b)
Calculation of Corporate Performance Goals. At the beginning of each applicable performance period, the Compensation Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any Corporate Performance Goal with respect to any Covered Employee. In all other respects, Corporate Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Compensation Committee at the beginning of the performance period and which is consistently applied with respect to a Corporate Performance Goal in the relevant performance period.
(c)
Target; Minimum; Maximum. Each Corporate Performance Goal shall have a “target” (100 percent attainment of the Corporate Performance Goal) and may also have a “minimum” hurdle and/or a “maximum” amount.
(d)
Bonus Requirements; Individual Goals. Except as otherwise set forth in this Section 4(d): (i) any bonuses paid to Covered Employees under the Incentive Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Corporate Performance Goals, based upon the information available to the Compensation Committee at the time of determination, (ii) bonus formulas for Covered Employees shall be adopted in each performance period by the Compensation Committee and communicated to each Covered Employee at the beginning of each performance period and (iii) no bonuses shall be paid to Covered Employees unless and until the Compensation Committee makes a determination with respect to the attainment of the performance targets relating to the Corporate Performance Goals. Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under the Incentive Plan based on achievement of one or more individual performance objectives or pay bonuses (including, without limitation, discretionary bonuses) to each Covered Employee that is a Key Management Employee under the Incentive Plan based on individual performance goals and/or upon such other terms and conditions as the Compensation Committee may in its discretion determine. The Designated Officers may adjust bonuses payable under the Incentive Plan based on achievement of one or more individual performance objectives or pay bonuses (including, without limitation, discretionary bonuses) to each Covered Employees that is a Non-Key Management Employee under the Incentive Plan based on individual performance goals and/or upon such other terms and conditions as the Designated Officers may in their discretion determine.
(e)
Individual Target Bonuses. The Compensation Committee shall establish a target bonus opportunity for each Covered Employee that is a Key Management Employee for each performance period. For each Covered Employee that is a Key Management Employee, the Compensation Committee shall have the authority to apportion the target award so that a portion of the target award shall be tied to attainment of Corporate Performance Goals and a portion of the target award shall be tied to attainment of individual performance objectives. The Designated Officers shall establish a target bonus opportunity for each Covered Employee that is a Non-Key Management Employee for each performance period. For each Covered Employee that is a Non-Key Management Employee, the Designated Officers shall have the authority to apportion the target award so that a portion of the target award shall be tied to attainment of Corporate Performance Goals and a portion of the target award shall be tied to attainment of individual performance objectives.
(f)
Employment Requirement. Subject to any additional terms contained in a written agreement between the Covered Employee and the Company, the payment of a bonus to a Covered

Employee with respect to a performance period shall be conditioned upon the Covered Employee’s employment by the Company on the bonus payment date. If a Covered Employee was not employed for an entire performance period, the Compensation Committee (or the Designated Officers with respect to Covered Employees who are Non-Key Management Employees) may prorate the bonus based on the number of days employed during such period.
5.
Timing of Payment.
(a)
With respect to Corporate Performance Goals established and measured on a basis more frequently than annually (e.g., quarterly or semi-annually), the Corporate Performance Goals will be measured at the end of each performance period after the Company’s financial reports with respect to such period(s) have been published. If the Corporate Performance Goals and/or individual goals for such period are met, payments will be made as soon as practicable following the end of such period, but not later than 74 days after the end of the fiscal year in which such performance period ends.
(b)
With respect to Corporate Performance Goals established and measured on an annual or multi-year basis, Corporate Performance Goals will be measured as of the end of each such performance period (e.g., the end of each fiscal year) after the Company’s financial reports with respect to such period(s) have been published. If the Corporate Performance Goals and/or individual goals for any such period are met, bonus payments will be made as soon as practicable, but not later than 74 days after the end of the relevant fiscal year.
(c)
For the avoidance of doubt, bonuses earned at any time in a fiscal year must be paid no later than 74 days after the last day of such fiscal year, and bonus amounts will be calculated based upon the information available to the Compensation Committee at the time of determination.
6.
Recoupment. Notwithstanding anything to the contrary in the Incentive Plan, all amounts payable pursuant to the Incentive Plan are subject to recoupment under the Company’s Policy for Recoupment of Incentive Compensation (the “Recoupment Policy” applicable to Executive Officers (as defined in the Recoupment Policy) or as otherwise may be required or permitted under applicable law. For the avoidance of doubt, any action by the Company to recover compensation under the Recoupment Policy or pursuant to applicable law shall not be deemed to constitute (i) an event giving rise to a right to resign for “good reason”, if applicable, or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to a Covered Employee or (ii) a breach of a contract or other arrangement to which a Covered Employee is a party.
7.
Amendment and Termination. The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion.